Exhibit 99.1
June 25, 2025

Travel + Leisure Co. Successfully Amends Credit Agreement to Extend Maturity and Improve Terms of its
$1 Billion Revolving Credit Facility
ORLANDO, Fla.-- Travel + Leisure Co. (NYSE:TNL) announced today the closing of the Seventh Amendment to its Credit Agreement, which established a new $1 billion revolving credit facility scheduled to mature in June 2030 on improved terms, refinancing the Company’s previous $1 billion revolving credit facility that was scheduled to mature in October 2026.
The Seventh Amendment, among other things, reduces pricing spreads on borrowings and letters of credit by 25 basis points, eliminates a legacy Term SOFR credit spread adjustment, reduces the minimum interest coverage ratio, and reduces commitment fee pricing spread. In addition, the Seventh Amendment expands certain covenants and increases and resets certain incurrence baskets.
“We are incredibly pleased with the execution of this transaction, which reflects the stability of our business and the strength of our banking relationships. The improved repricing, greater flexibility, and maturity extension enhance our balance sheet and provides us with financial flexibility to continue to execute our growth strategy,” said Erik Hoag, Chief Financial Officer of Travel + Leisure Co.
About Travel + Leisure Co.
Travel + Leisure Co. (NYSE: TNL), is a leading leisure travel company, providing more than six million vacations to travelers around the world every year. The company operates a portfolio of vacation ownership, travel club, and lifestyle travel brands designed to meet the needs of the modern leisure traveler, whether they’re traversing the globe or staying a little closer to home. With hospitality and responsible tourism at its heart, the company’s nearly 19,000 dedicated associates around the globe help the company achieve its mission to put the world on vacation. Learn more at travelandleisureco.com.
Forward-Looking Statements
This press release includes “forward-looking statements” as that term is defined by the Securities and Exchange Commission (“SEC”). Forward-looking statements are any statements other than statements of historical fact, including statements regarding our expectations about future interest savings. Forward-looking statements are subject to risks and uncertainties that could cause actual results of Travel + Leisure Co. and its subsidiaries (“Travel + Leisure Co.” or “we”) to differ materially from those discussed in, or implied by, the forward-looking statements. Factors that might cause such a difference include, but are not limited to, risks associated with our ability to comply with financial and restrictive covenants under our indebtedness; our ability to access capital markets on reasonable terms, at a reasonable cost or at all; adverse economic conditions including inflation and higher interest rates; and those other factors disclosed as risks under “Risk Factors” in documents we have filed with the SEC, including in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on February 19, 2025. We caution readers that any such statements are based on currently available operational, financial, and competitive information, and they should not place undue reliance on these forward-looking statements, which reflect management’s opinion only as of the date on which they were made. Except as required by law, we undertake no obligation to review or update these forward-looking statements to reflect events or circumstances as they occur.

Investor Contact:
Travel + Leisure, Investor Relations
IR@travelandleisure.com
(407) 626-4050

Media Contact:
Public Relations
Media@travelandleisure.com